      Exhibit (a)(3)

ALTERA CORPORATION

ELECTION FORM FOR OPTION EXCHANGE PROGRAM

ALTERA MUST RECEIVE THIS FORM AT ALTERA CORPORATION, ATTENTION:
LEGAL DEPARTMENT, 101 INNOVATION DRIVE, SAN JOSE, CALIFORNIA 95134 NO
LATER THAN 2:00 P.M. PACIFIC DAYLIGHT TIME ON JULY 3, 2003 (UNLESS ALTERA
EXTENDS THE OFFERING PERIOD). NO ELECTION FORMS WILL BE ACCEPTED
AFTER THE OFFERING PERIOD EXPIRES.

Name of Optionee:

Social Security Number (or other Employee Identification Number):

I have received a copy of the Offer to Exchange Certain Outstanding Options Under the Altera Corporation 1996 Stock Option Plan (“Offer to Exchange”). I understand that I am eligible to participate in the Option Exchange Program and receive new options only if I:

•	am an employee of Altera Corporation or a Participating Subsidiary on June 5, 2003 through the date that the Replacement Options are granted (i.e., on or after January 5, 2004);

•	am not a member of the board of directors of Altera Corporation or am not one of the six most highly-compensated officers of Altera Corporation; and

•	was employed at Altera or one of its subsidiaries on December 1, 2002.

I understand that, by choosing to participate in this program, I may only elect to exchange options that have an exercise price of at least $25.1996 per share that were granted to me under the Altera Corporation 1996 Stock Option Plan, and that by electing to exchange any such options, I will automatically be deemed to also have elected to exchange all options granted to me after December 3, 2002 (referred to in the Offer to Exchange as “Six Months Prior Options”), regardless of their exercise price.

I further understand that I must elect to exchange all or none of the options (defined as the entire option grant) granted to me on a single grant date.

In return for those options I elect to exchange (other than Six Months Prior Options), the table below shows the number of shares of common stock subject to the options that I must exchange for each share of common stock subject to the Replacement Option, based on the exercise price of the Current Option:

Exercise Price of Current Options	Exchange Ratios

$48.00 or Higher	2.25
$40.00 - $47.99	1.75
$30.00 - $39.99	1.50
$25.1996 - $29.99	1.25

I understand that for Six Months Prior Options, the exchange ratio will be one-for-one, regardless of their exercise price.

I understand that the Replacement Options will be granted as soon as practical, but no sooner than January 5, 2004, unless the Offering Period is extended (“Grant Date”). In order to receive Replacement Options, I understand that I must remain continuously employed by Altera Corporation or a Participating Subsidiary from the Cancellation Date through the Grant Date.

I understand that the terms of the Replacement Options will be substantially similar to the terms of the cancelled Current Options, except that: (i) the grant price of the Replacement Options will be the closing price of our common stock on the Grant Date (or as modified to obtain favorable tax treatment in Italy and France); (ii) the Replacement Options will vest over a thirty-month period with 20% vesting on the six-month anniversary of the Grant Date and the remainder vesting in equal amounts on a monthly basis (except in France and with respect to Six Months Prior Options); and (iii) each Replacement Option will have a term of seven years, starting from the Grant Date (except in France and with respect to Six Months Prior Options).

I understand that I will not be eligible to receive any other options until the Grant Date, including any focal grant that I might have otherwise received in July 2003.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Altera may terminate or amend the Offer and/or postpone its acceptance and cancellation of any options that I elect to exchange. In any such event, I understand that the options elected for exchange, but not accepted, will remain in effect without change.

I hereby surrender my entire ownership interest in the options listed below and all options granted to me after December 3, 2002. I understand that all of these options will become null and void on July 4, 2003, unless this Offer is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 2:00 p.m. Pacific Daylight Time on July 3, 2003, unless this Offer is extended, in which case the Offer will become irrevocable upon expiration of the extension.

I hereby elect to exchange and cancel the following options:

Grant Date	Exercise Price	No. of Options Outstanding

Optionee’s Signature	Date

INSTRUCTIONS

1.	Determine which option grants you wish to exchange. All employees can view their outstanding and eligible stock options on the Stock Administration website, located at http://is-web.altera.com/corp/fin/rpts/Stock_Admin/index.html. If you have never accessed this portion of the Stock Administration Website before, you will need to create a password prior to accessing your account. If you require assistance in accessing your stock option history or determining which grants are eligible for exchange, please contact the Stock Administration Department at stockadm@altera.com or (408) 544-7704.

2.	Complete this form and send it to Altera Corporation, Attention: Legal Department at 101 Innovation Drive, San Jose, California 95134. We must receive your form by 2:00 p.m. Pacific Daylight Time on July 3, 2003, unless this Offer is extended. No late forms will be accepted—no exceptions. The method of delivery that you choose is at your election and risk. If delivery is by standard mail, we recommend that you use certified mail with return receipt requested. It is your responsibility to allow sufficient time to ensure timely delivery.

Please note that you may also submit your election form on-line at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm. This will ensure that your election form is received in a timely fashion. Additionally, you will receive immediate confirmation that your election has been completed and received.